Exhibit 11.           CCF HOLDING COMPANY AND SUBSIDIARY
                       Computation of Per Share Earnings




                                     Three Months Ended    Six Months Ended
                                       March 31, 1996       March 31, 1996


Common stock - shares issued ......    1,190,250                1,190,250

Original unallocated ESOP shares ..      (72,000)                 (72,000)
                                      ----------               ----------

Common stock - shares outstanding .    1,118,250                1,118,250

ESOP shares - allocated ...........        1,800                    1,800

ESOP shares - committed ...........          600                    1,500

Shares repurchased ................      (19,837)                 (19,837)
                                      ----------               ----------

Weighted average shares outstanding    1,100,813                1,101,713
                                      ==========               ==========


Net income per share ..............   $      .17                      .34
                                      ==========               ==========